Exhibit 10.39

July 29, 2005
Mr. Gary M. Wilson
1200, Post Oak Blvd, # 3007,
Houston, TX 77056
Dear Mr. Wilson,
In conjunction and contemporaneously with the execution of a Change of Control Agreement dated 29 July 2005 this Letter of Agreement serves to update and confirm certain other benefits of your employment with Hanover Compressor Company (“Company”) and yourself as set out in your Letter of Employment dated April 9 2004.
1.	Schooling and Education Allowance: The Schooling and Educational Allowance will be $50,000 per year for the period May 15 2004 to May 15 2006 and shall be $25,000 per year for the period May 15 2006 to May 15 2008 subject to an annual review of tuition rates at the commencement of each school year. This allowance shall be grossed up at a rate of 32.5% for tax purposes.

2.	Travel Allowance: The Travel Allowance will be calculated on the basis of the cost of an unrestricted and refundable Full Economy Ticket from Houston Texas to London England for yourself and your family per year. The Travel Allowance may be used for any travel related expenses such as airfares, car rental, train fares, taxis and other forms of transportation. This allowance shall be grossed up at a rate of 32.5% for tax purposes.

3.	Shipment of Household Goods and Personal Effects: The Company shall reimburse you for the cost of the shipment of your household goods and personal effects as and when these are incurred.

4.	Closing Costs in U.S.: The Company shall reimburse you for customary Closing Costs in the U.S. as and when these are incurred.
This Letter of Agreement supersedes and replaces the Letter of Employment dated April 9 2004 with respect to the subject matters addressed herein.
Sincerely,
/S/ JOHN JACKSON
John Jackson
Chief Executive Officer
Hanover Compressor Company